Date:        May 20, 2026

To:        Nick Johnson

From:        Dan Chard
        Chief Executive Officer & Board Chairman

Subject:    Promotion

CC:        Personnel file of Nick Johnson

Dear Nick,

Congratulations on your promotion to Chief Executive Officer effective June 8, 2026. Your new annual salary is $600,000 per year paid bi-weekly.

You continue to be eligible to participate in our annual Success Sharing Incentive Plan target at the Band F level, with an award target equal to 100% of your Base Annual Salary as of December 31st of the plan year. The actual bonus amount awarded will be determined based on Medifast’s financial performance and is subject to the terms of the Success Sharing Incentive Plan. The Success Sharing Incentive Plan, and your participation thereunder, are subject to change by the Company in its sole discretion.

Additionally, you will continue to participate in our Long-Term Incentive (LTI) Plan. Under the current LTI Plan and for your band level, grants are made in the form of Deferred Restricted Stock Units (40%) and Performance Stock Units (60%), under the Amended and Restated 2012 Share Incentive Plan, on an annual basis. Effective for the 2027 performance year, your annual target grant value will be equal to 250% of your base salary and will be subject to the terms of the LTI Plan and any written award agreement. More details regarding the LTI Plan are available in the plan document. The LTI Plan, and your participation in the LTI Plan, are subject to change by the Company in its sole discretion.

The above total target compensation change represents a 69% increase vs. your current package.

Nick, your contributions to the advancement of our mission have been numerous, you are a highly valued member of our team. I am excited about your opportunities for continued growth and development as we continue to execute an audacious growth plan. The meaningful work you do each day makes a difference in the lives of so many on their journey toward Optimal Metabolic Health and Wellbeing as we align the company and the field with repeatable opportunity renewal business rhythm.

Please indicate acceptance of these changes by signing below.

/s/ Nicholas Johnson